Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of The Gabelli Preferred & Income Trust of our report dated March 1, 2025, relating to the financial statements and financial highlights, which appears in The Gabelli Dividend & Income Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 8, 2025